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                                                               Exhibit 99(h)(2)


                   FUND ACCOUNTING AND ADMINISTRATIVE SERVICES
                                AGREEMENT BETWEEN
                       FAM SHAREHOLDER SERVICES, INC. AND
                         FENIMORE ASSET MANAGEMENT TRUST

         AGREEMENT dated as of January 1, 2003, between Fenimore Asset Management Trust, a Massachusetts business trust (the "Trust"), on behalf of its two investment series, FAM Value Fund and FAM Equity Income Fund (the "Funds"), and FAM Shareholder Services Inc., a New York corporation (the "Company").

                              W I T N E S S E T H:
                               - - - - --- - - - -

         That for and in consideration of the mutual promises hereinafter set forth, the Trust and the Company agree as follows:

         1. APPOINTMENT OF THE COMPANY. The Trust hereby appoints and constitutes the Company as fund accounting and administrative services agent for the Funds, and the Company accepts such appointment and agrees to perform the duties hereinafter set forth.

         2.  COMPENSATION.

         (a) Each Fund will compensate or cause the Company to be compensated for the performance of its obligations hereunder in accordance with the fees set forth in the written schedule of fees annexed hereto as Schedule A and incorporated herein. Schedule A does not include out-of-pocket disbursements of the Company for which the Company shall be entitled to bill each Fund separately. The Company will bill each Fund as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with Schedule B. Each Fund will promptly pay to the Company the amount of such billing.

         Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket expenses annexed hereto as Schedule B and incorporated herein. Schedule B may be modified by the Company upon not less than 30 days' prior written notice to the Funds. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by the Company in the performance of its obligations hereunder. Reimbursement by a Fund for expenses incurred by the Company in any month shall be made as soon as practicable after the receipt of an itemized bill from the Company.

         (b) Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule A of this Agreement a revised Fee Schedule.

         3. DOCUMENTS. In connection with the appointment of the Company, each Fund shall, on or before the date this Agreement goes into effect, but in any case, within a reasonable period of time for the Company to prepare to perform its duties hereunder, deliver or cause to be delivered to the Company the following documents:

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         (a) All fund accounting records, files and other materials necessary or appropriate for proper performance of the functions assumed by the Company under this Agreement;

         (b) All documents and papers necessary under the laws of New York, under the Trust's Declaration of Trust, and as may be required for the due performance of the Company's duties under this Agreement or for the due performance of additional duties as may from time to time be agreed upon between the Funds and the Company.

         4. DUTIES OF THE COMPANY. The Company shall be responsible for acting as fund accounting and administrative services agent for the Fund. The operating standards and procedures to be followed shall be determined from time to time by agreement between the Fund and the Company. Without limiting the generality of the foregoing, the Company agrees to perform the specific duties listed on Schedule C.

         5. RECORDKEEPING AND OTHER INFORMATION. The Company shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations.

         6. OTHER DUTIES. In addition, the Company shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Funds and the Company. Such other duties and functions shall be reflected in a written amendment to Schedule C, and the compensation for such other duties and functions shall be reflected in a written amendment to Schedule A.

         7. ACTS OF GOD, ETC. The Company will not be liable or responsible for delays or errors by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown beyond its control, flood or catastrophe, acts of God, insurrection, war, riots or failure beyond its control of transportation, communication or power supply.

         8. DUTY OF CARE AND INDEMNIFICATION. Each Fund will indemnify the Company against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the bad faith or negligence of the Company, and arising out of, or in connection with, its duties hereunder. In addition, each Fund will indemnify the Company against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit as a result of: (i) any action taken in accordance with written or oral advice reasonably believed by the Company to have been given by counsel for a Fund or by its own counsel; or (ii) any action taken as a result of any error or omission in any record (including but not limited to magnetic tapes, electronic storage media, computer printouts, hard copies and microfilm copies) delivered, or caused to be delivered by a Fund to the Company in connection with this Agreement.

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         In any case in which a Fund may be asked to indemnify or hold the
Company harmless, the Fund shall be advised of all pertinent facts concerning the situation in question and the Company will use reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Fund. The Fund shall have the option to defend the Company against any claim which may be the subject of this indemnification, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and satisfactory to the Company, and thereupon, the Fund shall take over complete defense of the claim and the Company shall sustain no further legal or other expenses in such situation for which it seeks indemnification under this Section 8. The Company will not confess any claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund's prior written consent. The obligations of the parties hereto under this Section shall survive the termination of this Agreement.

         9.  TERM AND TERMINATION.

         (a) This Agreement shall be effective as of the date first written above and shall continue automatically for successive annual periods ending on December 31 of each year, provided such continuance is specifically approved at least annually by (i) each Fund's Board of Trustees or (ii) a vote of a "majority" (as defined in the Investment Company Act of 1940 (the "1940 Act")) of a Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting such approval.

         (b) Either party hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice. In the event such notice is given by a Fund, it shall be accompanied by a resolution of the Board of Trustees of the Fund, certified by the Secretary of the Fund, designating a successor. Upon such termination and at the expense of the Fund, the Company will deliver to such successor all relevant books, records, correspondence, and other data established or maintained by the Company under this Agreement in a form reasonably acceptable to the Fund, and will cooperate in the transfer of such duties and responsibilities, including provisions for assistance from the Company's personnel in the establishment of books, records and other data by such successor or successors.

         10. AMENDMENT. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

         11. SUBCONTRACTING. Each Fund agrees that the Company may, in its discretion, subcontract for certain of the services described under this Agreement or the Schedules hereto; provided that the appointment of any such agent shall not relieve the Company of its responsibilities hereunder.

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         12. MISCELLANEOUS.

         (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Funds or the Company shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                                    To the Funds:

                                    Fenimore Asset Management Trust
                                    384 North Grand Street
                                    Cobleskill, New York 12043
                                    Attn: Joseph A. Bucci

                                    To the Company:

                                    FAM Shareholder Services, Inc.
                                    384 North Grand Street
                                    Cobleskill, New York 12043
                                    Attn:  Herbert L. Shultz, Jr.

         (b) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

         (c) This Agreement shall be construed in accordance with the laws of the State of New York.

         (d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

         (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (f) It is understood and expressly stipulated that neither the holders of shares of the Funds nor any Trustee, officer, agent or employee of the Funds shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, as only the Funds shall be liable.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers thereunder duly authorized as of the day and year first above written.

                                       FENIMORE ASSET MANAGEMENT TRUST,
                                         on behalf of its investment series, FAM
                                         Value Fund and FAM Equity Income Fund

                                       BY:  ___________________________________
                                            Thomas O. Putnam


 ATTEST:  _________________________
                         ,Secretary

                                       FAM SHAREHOLDER SERVICES, INC.

                                       BY:  ____________________________________
                                            Herbert L. Shultz, Jr.



 ATTEST:  _________________________
                         ,Secretary


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                                   SCHEDULE A

                                                Effective as of January 1, 2003

FEES

For fund accounting and                         .075% of the first $750
administrative services                         million of a Fund's
                                                average daily net assets and
                                                .065% of a Fund's average daily
                                                net assets in excess of $750
                                                million (accrued daily and
                                                payable monthly based upon the
                                                average daily net assets of each
                                                respective Fund)


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                                   SCHEDULE B

OUT-OF-POCKET EXPENSES

         Each Fund, as applicable, shall reimburse the Company monthly for the following out-of-pocket expenses:

             - postage and mailing

             - forms

             - telephone and telecommunications costs

             - courier services

             - if applicable, magnetic tape and freight

             - retention of records

             - microfilm/microfiche

             - stationery

             - insurance

             - if applicable, terminals, transmitting lines and any expenses incurred in connection with such terminals and lines

             - all other miscellaneous expenses reasonably incurred by the
               Company

         Each Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with the Company. In addition, each Fund will promptly reimburse the Company for any other expenses incurred by the Company as to which the Fund and the Company mutually agree that such expenses are not otherwise properly borne by the Company as part of its duties and obligations under the Agreement.


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                                   SCHEDULE C

DUTIES

A.  AS FUND ACCOUNTING AGENT THE COMPANY WILL:

    1. Keep and maintain the following books and records pursuant to Rule 31a-1 of the Investment Company Act of 1940 (the "Rule"):

        (a) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection
             (b)(1) of the Rule;

        (b) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received as required by subsection (b)(2)(i) of the Rule;

        (c)  Separate ledger accounts required by subsections (b)(2)(ii) and
             (iii) of the Rule; and

        (d) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

    2. In addition to the maintenance of the books and records specified above, the Company shall perform the following accounting services:

        (a)  calculate the daily net asset value per share;

        (b) calculate dividends and capital gain distributions, if any, when and as required;

        (c) calculate the yield, effective yield and total return, as applicable, and such other measure(s) of performance as may be agreed upon between the parties hereto; and

        (d) prepare and record, as of each time when the net asset value is calculated, a valuation of the assets in the Fund.

    3.  The Company shall provide the Trust with the following reports:

        (a)  a current security position report;

        (b) a summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order);

        (c)  a current cash position and projection report;

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        (d)  statement of assets and liabilities;

        (e)  statement of operations; and

        (f)  statement of changes in net assets.

    4. The Company shall prepare periodic reports to the Trust's shareholders and the SEC and such other reports as may be agreed to from time to time and provide information typically supplied in the investment company industry to companies that track or report the price, performance or other information with respect to investment companies.

B.  AS FUND ADMINISTRATIVE SERVICES AGENT THE COMPANY WILL:

    1. Supervise the business and affairs of the Funds and provide or procure such administrative-related services for the Funds as are deemed reasonably necessary for the continued operation of the Funds, which shall include:

        (a) Coordinating with and monitoring the performance of all third-party service providers to the Funds, including, but not limited to, custodians, independent auditors, legal counsel, underwriters, banks, shareholder servicing agents, insurance brokers and such other third party service agents as may be utilized by the Funds from time to time;

        (b) maintaining or supervising the maintenance by third parties of such books and records of the Funds as may be required by applicable Federal or state law, rule or regulations;

        (c) assisting with the preparation and filing of all required Federal and state regulatory filings, applications and related documents as may be necessary from time to time;

        (d) assisting with the design, maintenance and routine updating of the content contained on the Internet website for the Funds;

        (e) assisting with obtaining all necessary and required insurance coverage for the Funds including fidelity bond coverage and directors and officers professional liability coverage;

        (f) preparing and maintaining fund expense projections and variances as needed;

        (g)  authorizing payment of fund expenses;

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        (h)  assisting with the printing of shareholders communications including prospectuses and financial reports to shareholders;

        (i) assisting with the preparation of such reports and filings as may be necessary to comply with state securities laws in order to permit shares of the Funds to be sold in the various states and to maintain a continuous offering of such shares in such states;